EXHIBIT 5




              Letterhead of Proskauer Rose Goetz & Mendelsohn LLP






                                                August 1, 1996



Insignia Financial Group, Inc.
One Insignia Financial Plaza
Greenville, SC 29602

Dear Sirs:

     We are acting as counsel to Insignia Financial Group, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the
Securities Act of 1933 (the "Act") relating to the registration of 400,000 shares (the "Shares") of Class A Common Stock, par value $0.01 per share, of the Company. The Shares are issuable by the Company upon exercise of certain stock options (the "Options") granted or to be granted to certain non-employee directors of the Company under the 1995 Non-Employee Director Stock Option Plan (the "Plan").

     We have examined originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments and certificates of public officials and of representatives of the Company, and have made such investigation of law and fact, as we have deemed appropriate for purposes of this opinion.

     Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, upon issuance of the Shares in accordance with the Plan upon exercise of the Options, will be, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                    Very truly yours,

                                    Proskauer Rose Goetz & Mendelsohn LLP


                                    By:  /s/ Allan R. Williams
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